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                                     Pacific Century Financial Corporation
               Exhibit 11 - Statement Regarding Computation of Per Share Earnings
                                       Nine Months Ended September 30




                                                Basic           Diluted
                                              -----------      -----------
    1998
    ----
    Net Income                                $71,951,000      $71,951,000

    Weighted Average Shares                    80,201,636       81,128,698

    Earnings Per Share                              $0.90            $0.89



    1997
    ----
    Net Income                               $106,340,000     $106,340,000

    Weighted Average Shares                    79,730,632       80,773,130

    Earnings Per Share                              $1.34            $1.31


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